SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 5, 2008 (February 27, 2008)

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NATIONAL LAMPOON, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-15284	95-4053296
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

8228 Sunset Boulevard Los Angeles, California 90046 (Address of Principal Executive Offices)

310-474-5252
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01     Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard

On February 27, 2008 we received a letter from the American Stock Exchange which indicated that we do not meet certain of the American Stock Exchange’s continued listing standards as set forth in Part 10 of the Amex Company Guide. Specifically, we are not in compliance with Section 1003(a)(iv) of the Company Guide because we have sustained losses which are substantial in relation to our overall operations or our existing financial resources, or our financial condition has become so impaired that it appears questionable, in the opinion of the American Stock Exchange, as to whether we will be able to continue our operations and/or meet our obligations as they mature.

We have until March 27, 2008 to provide the American Stock Exchange with a specific plan to achieve and sustain compliance with the continued listing standards. Compliance must be achieved no later than August 27, 2008. If we either fail to submit a plan or if we submit a plan and the staff of the American Stock Exchange determines that it does not adequately address these issues, we may be subject to delisting proceedings. Furthermore, if our plan is accepted but we are not in compliance with the continued listing standards at the conclusion of the plan period or if we do not make progress consistent with the plan during the plan period, the staff of the American Stock Exchange will initiate delisting proceedings as appropriate. We may appeal the staff determination to initiate delisting proceedings.

We expect to submit a plan to the American Stock Exchange to regain compliance with the continued listing standards on or before March 27, 2008.

Item 9.01     Financial Statements and Exhibits.

Exhibit 99          Press release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 5, 2008

NATIONAL LAMPOON, INC.

By:	/s/ Daniel S. Laikin
Daniel S. Laikin, Chief Executive Officer